CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Wells Fargo Funds Trust

We consent to the use of our reports dated November 25, 2019, with respect to the financial statements of Wells Fargo C&B Mid Cap Value Fund, Wells Fargo Common Stock Fund, Wells Fargo Discovery Fund, Wells Fargo Enterprise Fund, Wells Fargo Opportunity Fund, and Wells Fargo Special Mid Cap Value Fund, six of the funds comprising Wells Fargo Funds Trust, as of September 30, 2019, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
January 27, 2020